This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230196

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 11, 2019)

          Shares

MercadoLibre, Inc.

Common Stock

We are offering           shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market, or NASDAQ, under the symbol “MELI.” On March 8, 2019, the last reported sales price of our common stock on NASDAQ was $449.59 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-15 of this prospectus supplement.

PRICE $          A SHARE

	Price to Public		Underwriting Discounts and Commissions(1)	Proceeds to the Company, Before Expenses(2)
Per share	$		$	$
Total		$1,000,000,000	$	$
(1)	See “Underwriters” beginning on page S-21 for additional information regarding underwriting discounts, commissions and estimated expenses.
(2)	The figures above do not include proceeds or fees related to the concurrent Private Placements.

We have granted the underwriters an option to purchase a maximum of           additional shares of common stock at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Pursuant to a Common Stock Purchase Agreement dated as of the date hereof, PayPal, Inc. (“PayPal”) has agreed to purchase shares of our Common Stock in a private placement for $750 million in the aggregate (the “Common Stock Private Placement”). The price per share in the Common Stock Private Placement will be equal to the lesser of $436.10 or the price per share in this public offering. In addition, pursuant to a Preferred Stock Purchase Agreement dated as of the date hereof, an affiliate of Dragoneer Investment Group, LLC (“Dragoneer”) has agreed to purchase in a private placement from us for a total purchase price of $100 million 100,000 shares of perpetual convertible preferred stock designated as Series A Preferred Stock (the “Preferred Stock”) (the “Preferred Stock Private Placement,” and, together with the Common Stock Private Placement, the “Private Placements”). The closing of the Private Placements is conditioned on the closing of this public offering. See “Summary—Concurrent Private Placements” elsewhere in this prospectus supplement. The closing of this public offering is not conditioned upon the closing of the concurrent Private Placements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about March   , 2019.

Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Prospectus Supplement dated March   , 2019

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated therein, before buying any of the securities being offered under this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and documents incorporated by reference therein.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” in the accompanying prospectus.

This communication is only being distributed to and is only directed at:

(i)	persons who are outside the United Kingdom or
(ii)	investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or
(iii)	high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

The common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Unless expressly indicated or the context suggests otherwise, references in this prospectus to “MercadoLibre,” the “Company,” “we,” “us” and “our” refer to MercadoLibre, Inc. and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated therein by reference, before making an investment decision. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement on page S-15, in the accompanying prospectus on page 6 and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2018. Unless otherwise stated, or the context otherwise requires, the information appearing in this Prospectus Supplement Summary (other than the information appearing under the captions “About Mercado Libre,” “The Offering” and “Summary Consolidated Financial Data”) is as of December 31, 2018.

You also should carefully read the information incorporated by reference into the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part.

About MercadoLibre

MercadoLibre, Inc. (together with its subsidiaries “us,” “we,” “our” or the “Company”) is the largest online commerce ecosystem in Latin America based on unique visitors and page views.

Our platform is designed to provide users with a complete portfolio of services to facilitate commercial transactions. We are a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on number of unique visitors and page views. We also operate online commerce platforms in the Dominican Republic, Honduras, Nicaragua, Salvador, Panama, Bolivia, Guatemala and Paraguay.

Through our platform, we provide buyers and sellers with a robust environment that fosters the development of a large e-commerce community in Latin America, a region with a population of over 644 million people and with one of the fastest-growing Internet penetration rates in the world. We believe that we offer technological and commercial solutions that address the distinctive cultural and geographic challenges of operating an online commerce platform in Latin America.

We offer our users an ecosystem of six integrated e-commerce services: the MercadoLibre Marketplace, the MercadoPago FinTech solution, the MercadoEnvios logistics service, the MercadoLibre Classifieds service, the MercadoLibre advertising solution and the MercadoShops online webstores solution.

The MercadoLibre Marketplace is a fully-automated, topically-arranged and user-friendly online commerce platform, which can be accessed through our website and mobile app. This platform enables both businesses and individuals to list merchandise and conduct sales and purchases online in a fixed-price format.

MercadoPago is our FinTech solution, designed to facilitate transactions both on and off our marketplaces by providing a mechanism that allows our users to securely, easily and promptly send and receive payments online. Away from our marketplaces, MercadoPago allows merchants to process payments on their websites and mobile apps as well as in their stores through QR and MPOS devices. It also enables users to transfer money in a simple way to each other. Through MercadoFondo, our users are able to invest the stored balance in their MercadoPago accounts at competitive rates and in a simple way. MercadoCredito, our lending solution, allows us to finance merchants’ working capital needs and consumers’ purchases.

Through our MercadoEnvios logistics solution, we offer sellers on our platform technological and operational integration with third party carriers and other logistics service providers, as well as fulfillment and warehousing services. Sellers using our the solution are able to offer a uniform and seamlessly integrated shipping experience to their buyers at competitive prices.

Through our MercadoLibre Classifieds, our online classifieds listing service, our users can also list and purchase motor vehicles, real estate and services in all countries in which we operate. Classifieds listings differ from Marketplace listings as they only charge optional placement fees and never final value fees. Our classifieds pages are also a major source of traffic to our website, benefitting both the Enhanced Marketplace and non-Marketplace businesses.

Our MercadoLibre advertising platform enables businesses to promote their products and services on the Internet. Through this platform, MercadoLibre’s sellers and large advertisers are able to display ads on our webpages.

Additionally, through MercadoShops, our online store solution, users can set-up, manage and promote their own online stores. These stores are hosted by MercadoLibre and offer integration with the rest of the ecosystem, namely our marketplaces and payment services. Users can select between a free model and a subscription-based model for enhanced functionalities and value added services on their store.

MercadoLibre also develops and sells enterprise software solutions to e-commerce business clients in Brazil.

History of MercadoLibre

In March 1999, Marcos Galperin, our co-founder and Chief Executive Officer, wrote MercadoLibre’s business plan while working towards his master’s degree in business administration at Stanford Business School. Shortly thereafter, he began to assemble a team of professionals to implement it. We were incorporated in Delaware in October 1999 and commenced operations in Argentina in August 1999. In August 2007, we completed our initial public offering.

Our Strategy

Our main focus is to serve people in Latin America by enabling wide access to retail and payments e-commerce services, providing compelling technology-based solutions that democratize commerce and money, thus contributing to the development of a large and growing digital economy in a region with a population of over 644 million people and one of the fastest-growing Internet penetration rates in the world.

We serve our buyers by giving them access to a broad and affordable variety of products and services, a selection we believe to be larger than otherwise available to them via other online and offline sources serving our Latin American markets. We believe we serve our sellers by giving them access to a larger and more geographically diverse user base at a lower overall cost and investment than offline venues serving our Latin American markets. Additionally, we provide payment settlement services to facilitate such transactions, and advertising solutions to promote them. We also serve our users by making capital more accessible through different credit products, fostering entrepreneurship and social mobility, with the goal of creating significant value for our stakeholders.

More broadly, we strive to make markets more efficient through technology and in that process generate value for our stockholders.

To achieve these objectives, we intend to pursue the following strategies:

•	Continue to grow our payments solution. We intend to continue to invest in our MercadoPago platform, which currently includes our payments solution, MercadoCredito and MercadoFondo. We have already expanded our payments solution beyond facilitating transactions on MercadoLibre’s Marketplace and are focused on continuing to offer new online and mobile payment solutions in addition to growing our online-to-offline (“o2o”) solutions. We envision MercadoPago as a powerful disruptive provider of inclusive end-to-end financial technology solutions that will continue to generate new types of payment services, including services targeting segments of the population that have been historically underserved and operate in the informal economy. We believe we are well positioned to capitalize on a large opportunity in payments and FinTech in the Latin America region. In addition, MercadoCredito and

MercadoFondo have allowed us to leverage our existing user base to offer new services for which demand is high in Latin America and we are focused on continuing to use our MercadoPago platform to identify and fill currently unfulfilled demand for these types of services.

•	Continue to improve the shopping experience for our users. We intend to continually enhance our e-commerce ecosystem in order to better serve individuals, brands, retailers and other businesses that want to buy or sell goods and services online in a convenient, simple and safe way. We are committed to continued investing in the development of new tools and technologies that facilitate web and mobile commerce on our platform. Within our constant focus on innovation, a key component of user experience is the vertical solutions we offer across key categories. We will continue to focus on improving the functionality of our websites and apps, building a verticalized experience in key categories, driving increased usage of our payments and shipping solutions to deliver a more efficient and safe shopping experience and providing our users with the help of a dedicated customer support department. We will continue to focus on increasing purchase frequency and transaction volumes from our existing users, including the development of our MercadoPuntos loyalty program for frequent buyers.
•	Continue to grow our business and maintain market leadership. We focus on growing our business, achieving as many scale-related competitive advantages and strengthening our position as a preferred commerce and payments platform in each of the markets in which we operate. We also intend to grow our business and maintain our leadership by taking advantage of the expanding potential user base that has resulted from the growth of Internet penetration rates in Latin America. We intend to achieve these goals through organic growth, by introducing our business in new countries and entering new category segments, by launching new transactional business lines, and through potential strategic acquisitions of key businesses and assets.
•	Expand into additional transactional service offerings. Our strategic focus is to enable online transactions of multiple types of goods and services throughout Latin America. Consequently, we strive to launch online transactional offerings in new product and service categories where we believe business opportunities exist. These new transactional offerings include, but are not limited to, efforts involving: (a) offering additional product categories in our marketplace, (b) expanding our presence in vehicle, real estate and services classifieds, (c) maximizing utilization of MercadoPago on our platform and expanding off-platform in online and offline transactions, (d) maximizing the value and usage of account money through investments in MercadoFondo, (e) maximizing utilization of MercadoEnvios, (f) expanding our MercadoCredito service, (g) offering enterprise software solutions to our online commerce business clients and (h) expanding our advertising offerings. We believe that a significant portion of our growth will be derived from these new or expanded product and service launches in the future.
•	Increase monetization of our transactions. We focus on improving the revenue generation capacity of our business by implementing initiatives designed to maximize the revenues we generate from transactions on our platform. Some of these initiatives include increasing our fee structure, selling advertising on our platform, offering other e-commerce services and expanding our fee-based features.
•	Take advantage of the natural synergies that exist between our services. We strive to leverage our various services and our MercadoPuntos loyalty program, to promote greater cross-usage and synergies, thereby creating a fully integrated ecosystem of e-commerce offerings. Consequently, we will continue to promote the adoption of our MercadoEnvios logistics solution, our advertising solution, and our MercadoPago payments solution on our Marketplace.

Enhanced Marketplace

Enhanced Marketplace is comprised of MercadoLibre Marketplace Service and MercadoEnvios Service:

MercadoLibre Marketplace Service

The MercadoLibre Marketplace is an online commerce platform where buyers and sellers can engage in transactions for a wide range of goods and services. We believe that the MercadoLibre Marketplace allows sellers to reach a large consumer audience more cost-effectively than through traditional offline commerce channels or other online venues serving our Latin American markets. Our platform is a fully-automated, topically-arranged and user-friendly online commerce service which permits both businesses and individuals to list items and conduct their sales and purchases online. Any Internet user can browse through the various products and services that are listed on our website and register for free with MercadoLibre to list or purchase items and services. Additionally, sellers and advertisers can purchase, display and link advertising on our websites to promote their brands, businesses and products. The MercadoLibre Marketplace offers buyers a large selection of new and used items that we believe are often more expensive or otherwise hard to find through traditional offline sellers, such as brick-and-mortar retail establishments, offline classified advertisements, community bulletin boards, auction houses and flea markets.

Our MercadoLibre Marketplace is on the same technological platform in each of our operating countries. However, each country has its own standalone website on the MercadoLibre platform. For example, searches carried out on our Brazilian site show only results of listings uploaded on our Brazilian site and do not show listings from other MercadoLibre webpages.

Additionally, we launched a loyalty program called “Mercado Puntos” in Brazil, Argentina, Mexico, Colombia and Chile. This program allows buyers to accumulate points for each purchase made on our platform, and grants access to certain benefits (i.e., free shipping services) as buyers advance through levels.

MercadoEnvios Shipping Service

MercadoEnvios is a shipping service for marketplace users, available in Brazil, Argentina, Mexico, Colombia, Chile and Uruguay. Through MercadoEnvios, we offer sellers on our platform cost-efficient integration with third-party logistics and shipping carriers, as well as fulfillment and warehousing services. This program offers a uniform and seamlessly integrated shipping experience to buyers at competitive prices.

Non-Marketplace Services

Non-Marketplace Services are comprised of our MercadoPago Service, MercadoLibre Classifieds Service, MercadoLibre Advertising Service, MercadoShops Webstores Service and other ancillary businesses:

MercadoPago

Payments Service

To complement the MercadoLibre Marketplace and also to enhance the user experience for our buyers and sellers, we developed MercadoPago in 2004. MercadoPago, an integrated online payments solution, was initially designed to facilitate transactions on MercadoLibre’s Marketplaces by providing a mechanism that allowed our users to securely, easily and promptly send and receive payments. Our payments solution enables any MercadoLibre registered user to securely and easily send and receive payments online and also to pay for purchases made on MercadoLibre’s Marketplaces. Currently, MercadoPago processes and settles all transactions on our Marketplaces in Brazil, Argentina, Mexico, Chile, and Colombia, and is also available for our buyers and sellers in Perú and Uruguay.

Beyond facilitating Marketplace transactions over the years we have been expanding our array of MercadoPago services to third parties outside of MercadoLibre’s Marketplaces. We began by addressing the growing demand for online-based payment solutions in Latin America through our merchant service business, providing a digital payment infrastructure for e-commerce to flourish in Latin America.

MercadoPago’s merchant service business allows merchants to facilitate checkout and payment processes on their websites through a branded or white label solution or software development kits, while also enabling users to simply transfer money to each other either through the website or using the MercadoPago app. Through MercadoPago we brought trust to the merchant-customer relationship, allowing online consumers to shop easily and safely, while giving them the confidence to share sensitive personal and financial data with us.

As we deployed our online-based payments solutions, we also observed that individuals, micro merchants and small and medium-sized enterprises (“SMEs”) in the physical world were being underserved or overlooked by incumbent payment providers and financial institutions in Latin America and that a very large number of retail transactions were settled in cash throughout the region. Consequently, we are now also aggressively deepening our payments offering by growing our online-to-offline (“o2o”) products and services. We envision MercadoPago as a powerful disruptive provider of inclusive end-to-end financial technology solutions that will generate financial inclusion to segments of the population that have been historically underserved and operate in the informal economy. Therefore, we currently offer in our main locations solutions for:

•	In-store physical payments by selling MPOS and quick response (“QR”) payment codes.
•	Digital payment solutions for utilities, mobile phone top up, peer-to-peer payments and more through our mobile wallet.
•	Pre-paid cards for users to spend and withdraw their account balances from their MercadoPago wallet, as well as co-branded credit cards in Argentina.
•	Merchant credits on and off the MercadoLibre Marketplace and Consumer Credits on the MercadoLibre Marketplace.
•	A money market fund to invest balances on MercadoPago accounts, which we market under the name MercadoFondo.

In July 2015 we began to expand our O2O payments offering by launching our MPOS initiative in Brazil, MercadoPago Point, which allows long-tail merchants, SMEs, and individuals not only to receive in-person payments, but most importantly enables them to offer installments on the products and services they historically sold only for cash. Our MPOS solution allows merchants and individuals to process physical credit and debit cards, either by reading the chip and entering a personal identification number (PIN) or by swiping it. Our MPOS device was designed specifically to fit the needs of underserved or overlooked individuals and SMEs, as we do not require a rental fee for the device and offer a competitive transaction fee structure that gives them the flexibility to advance their sales. It also gives these users access to our full suite of FinTech solutions by integrating with the MercadoPago app and pre-paid card, without needing a bank account. We subsequently launched our physical point-of-sale solution in Argentina and Mexico during 2016.

The results of our MPOS business not only have been encouraging, but also have given us greater confidence that we are well positioned to capitalize on a large opportunity in payments and FinTech in the region. Since its launch, MercadoPago Point has already grown to represent almost 50% of our off-platform payment volume on a consolidated basis and, in Brazil, total payment volume coming from MPOS devices is already more than double the volume of our online merchant service business.

MercadoCredito

We launched MercadoCredito, our credit solution, during the fourth quarter of 2016 in Argentina and during 2017 in Brazil and Mexico. MercadoCredito leverages our user base, which is not only loyal and engaged, but also has been historically underserved or overlooked by financial institutions and suffers from a lack of access to needed credit. Facilitating credit is a key service overlay that enables us to further strengthen the engagement and lock-in rate of our users, while also generating additional touchpoints and incentives to use MercadoPago as an end-to-end financial solution. Initially, we began offering credit to our merchants, given our ability to easily distribute funds to merchants and our in-depth understanding of their sales history on the MercadoLibre Marketplace. This has also allowed us to develop our own proprietary credit risk models with unique data that differentiate our scoring from traditional financial institutions, as we are able to leverage machine learning and artificial intelligence algorithms that we historically used for fraud prevention. Additionally, because our merchants’ business flows through MercadoPago, we are able to collect principal and interest payments from their existing sales on MercadoLibre’s Marketplaces, meaningfully reducing the risk of uncollectability on the loans we originate to our merchants.

Having identified a similar opportunity to fill a gap in terms of demand for credit, we have begun to originate working capital loans to merchants who adopt our MPOS solution. Merchant credit to MPOS merchants was launched in Argentina and Brazil during the second half of 2018.

Because a significant segment of the population in Latin America does not have access to credit cards, and given that the access to credit is a prohibitive factor for consumers when purchasing high-ticket items, we have also identified a significant opportunity for consumer lending. We have begun to extend consumer credit to our buyers as well, leveraging their existing data on MercadoLibre’s Marketplaces and the distribution from our marketplace to proactively offer loans to them. Consumer credits were introduced in Argentina in 2017 and Brazil in 2018.

MercadoFondo

During the second half of 2018, we launched our asset management product for individuals in Argentina and for individuals and businesses in Brazil. This product is a critical pillar to building our alternative two-sided network vision. It incentivizes our users to begin to fund their digital wallets with cash as opposed to credit or debit cards given that the return our product offers is greater than that of traditional checking accounts.

With a seamless onboarding, this product allows users to withdraw and use the value stored in their digital wallets at any time through QR code in-store payments, pre-paid cards, or cash withdrawn from an ATM, without requiring that their funds be trapped in a money market fund or a certificate of deposit to obtain an equivalent return.

This product is another way in which we continue to innovate, leveraging the rising trust in third-party e-commerce platforms and low levels of formal sector financial inclusion, which generate a unique opportunity for investment products aimed at users in Latin America who are unbanked or underbanked.

MercadoLibre Classifieds Service

The MercadoLibre Classifieds Service enables users to list their offerings related to motor vehicles, vessels, aircraft, real estate and services outside the Marketplace platform. Classifieds listings differ from Marketplace listings, as they only charge optional placement fees instead of final value fees. Our classifieds pages are also a major source of traffic to our website, benefitting both Marketplace and non-Marketplace businesses.

MercadoLibre Advertising Service

The MercadoLibre Advertising platform enables large retailers and various other consumer brands to promote their products and services on the Internet by providing branding and performance marketing solutions. Advertisers place product ads, display or banner advertisements in order to promote their brands and offerings on our webpages and our associated sites in the region. Advertisers can purchase improved search standing and/or specific categories, on a cost-per-click basis or per-impression basis. Our integrated advertising solutions allow brands to create the complete consumer discovery experience on our platform.

MercadoShops Webstores Service

MercadoShops is a software-as-a-service, fully hosted online store solution. Through MercadoShops, users can set-up, manage and promote their own webstores. These webstores are hosted by MercadoLibre and offer integration with the other marketplace and payment services we offer. Users can choose from a basic, free webstore or pay monthly subscriptions for enhanced functionality and added services on their webstores.

Marketing

Our marketing strategy is designed to grow our platform by promoting the MercadoLibre brand, attracting new users and generating more frequent trading by our existing users. To this end, we employ various means of advertising, including placement in leading online channels across Latin America, paid and organic positioning in leading search engines, email and push notification marketing, onsite marketing and presence in offline events. During 2018, we also carried out a complete coverage of promotional campaigns on commercial dates such as child’s day, mother’s day, father’s day, Christmas and dates specific to the e-commerce industry such as Hot Sale, Cybermonday and Black Friday. We also ran video advertisements in Mexico, Colombia and Chile designed to improve awareness of some of the functional attributes of our products such as free shipping (for qualifying purchases) and our buyer protection program. Our expenditures in marketing activities were $249.6 million during 2018, $175.2 million during 2017 and $72.0 million during 2016.

Product Development and Technology

At December 31, 2018, we had 2,409 employees on our information technology and product development staff, an increase from 754 employees at December 31, 2017, due to new hires and as a consequence of improvements in our ecosystem products such as MercadoCredito, our loyalty program MercadoPuntos and MercadoEnvios, which increased our information technology and product development staff. We incurred product development expenses (including salaries) in the amount of $146.3 million in 2018, $127.2 million in 2017 and $98.5 million in 2016.

We continually work to improve both our MercadoLibre Marketplace and MercadoPago websites so that they better serve our users’ needs and function more efficiently. A significant portion of our information technology resources are allocated to these purposes. We strive to maintain the right balance between offering new features and enhancing the existing functionality and architecture of our software and hardware.

The adequate management of the MercadoLibre Marketplace and MercadoPago software architecture and hardware requirements is as important as introducing additional and better features for our users. Because our business has grown relatively fast, we must ensure that our systems are capable of absorbing this incremental volume. Therefore, our engineers work to optimize our processes and equipment by designing more effective ways to run our platform.

We develop most of our software technology in-house. We have a development center in Buenos Aires where we concentrate the majority of our development efforts and a center in the province of San Luis in Argentina, which is a collaborative effort with the Technological University of La Punta. In this effort, the University offers us access to dedicated development facilities and a recruiting base for potential employees. We also opened a development center in Aguada Park, Montevideo, Uruguay, that is dedicated to software development activities and development centers in the Provinces of Córdoba, Mendoza, Entre Rios and Santa Fe in Argentina. We also have other research and/or development centers in Brazil, Chile and Uruguay.

While we have developed most of our software technology in-house, we have made acquisitions in the past to enhance our software development capabilities, and we outsource certain projects to outside developers. We believe that outsourcing the development of certain projects allows us to have a greater operating capacity and strengthens our internal know-how by incorporating new expertise into our business. In addition, our developers frequently interact with technology suppliers and attend technology-related events to familiarize themselves with the latest inventions and developments in the field.

We also rely on certain technologies that we license from third parties, suppliers of key database technology, operating system and specific hardware components for our services.

Since 2010, we have been continuously working on a deep technology overhaul to switch from a closed and monolithic system to an open and decoupled one. We are splitting MercadoLibre into many small “cells.” A cell is a functional unit with its own team, hardware, data and source code. Cells interact with each other using Application Programming Interfaces, or API’s. All the Front-Ends are also being rewritten on top of these APIs. This effort has consumed a large amount of capital, people and management’s focus, and we intend to keep investing in this area. In October 2012, we opened our platform to the developer community during a launch event in Sao Paulo, Brazil. We seek to further open our platform to developers in the other locations in which we operate, with the objective of continuing to enhance our ecosystem.

We anticipate that we will continue to devote significant resources to product development in the future as we add new features and functionality to our services. The market in which we compete is characterized by rapidly changing and disruptive technologies, evolving industry and regulatory standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. Accordingly, we believe the cornerstone of our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry and regulatory standards and to continually improve the performance, features, user experience and reliability of our services in response to competitive product and service offerings and evolving demands of the marketplace.

Offices

We are a Delaware corporation incorporated on October 15, 1999. Our registered office is located at 874 Walker Road, Suite C, Dover, Delaware. Our principal executive offices are located at Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG.

Available Information

Our Internet address is www.mercadolibre.com. Our investor relations website is investor.mercadolibre.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are also available on our website and are available in print to any stockholder upon request in writing to MercadoLibre, Inc., Attention: Investor Relations, Arias 3751, 7th floor, Buenos Aires, Argentina, C1430CRG. Information on or connected to our website is neither part of nor incorporated into this prospectus supplement, the accompanying prospectus or any other SEC filings we make from time to time.

THE OFFERING

Common stock offered by the Company
          shares of our common stock
Option to purchase additional shares of common stock
We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to           additional shares of common stock. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase these additional shares.
Common stock outstanding
45,202,859 shares of our common stock
Use of proceeds
We expect to use the proceeds of this offering for general corporate purposes. See “Use of Proceeds” for additional information.
Risk factors
Investing in our common stock involves risk. See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Dividend policy
During 2016 and 2017, we paid quarterly dividends on shares of our common stock. After reviewing the Company’s capital allocation process the Board of Directors concluded that the Company has multiple investment opportunities that could generate greater return to shareholders through investing capital in the business rather than paying a regular quarterly dividend. Consequently, the decision was made to suspend the payment of dividends to shareholders as of the first quarter of 2018. All dividends are declared at the discretion of our Board of Directors and depend on our earnings, our financial condition and other factors as our Board of Directors may deem relevant from time to time.
NASDAQ symbol
MELI

The number of shares of our outstanding common stock appearing above is as of February 22, 2019 and excludes shares of our common stock issuable upon conversion of our 2.25% convertible senior notes due 2019 and 2.00% convertible senior notes due 2028.

Concurrent Private Placements

Pursuant to a Common Stock Purchase Agreement dated as of the date hereof, PayPal, Inc. (“PayPal”) has agreed to purchase shares of our Common Stock in a private placement for $750 million in the aggregate (the “Common Stock Private Placement”). The price per share in the Common Stock Private Placement will be equal to the lesser of $436.10 or the price per share in this public offering. In addition, pursuant to a Preferred Stock Purchase Agreement dated as of the date hereof, an affiliate of Dragoneer Investment Group, LLC (“Dragoneer”) has agreed to purchase in a private placement from us for a total purchase price of $100 million 100,000 shares of perpetual convertible preferred stock designated as Series A Preferred Stock (the “Preferred Stock”) (the “Preferred Stock Private Placement,” and, together with the Common Stock Private Placement, the “Private Placements”). The closing of the Private Placements is conditioned on the closing of this public offering. The closing of this public offering is not conditioned upon the closing of the concurrent Private Placements.

Each of PayPal and Dragoneer has agreed to restrictions on its ability to dispose of shares of our Common Stock or Preferred Stock without our consent. PayPal has agreed to these restrictions during the period ending 180 days after the date of this prospectus. Dragoneer has agreed to these restrictions during the period ending 365 days after the date of this prospectus.

Each share of Preferred Stock will have a stated value of $1,000, will be entitled to a cash dividend of 4% per annum, and will be convertible into shares of our Common Stock at an initial conversion price to be determined on the date of the pricing of the public offering (subject to adjustment pursuant to the certificate of designation for the Preferred Stock (the “Certificate of Designation”)). The Company may require the conversion of any or all of the Preferred Stock beginning on the fourth anniversary of the Closing if certain conditions set forth in the Certificate of Designation are met. The Company may redeem any or all of the Preferred Stock for cash, shares of our Common Stock or a combination thereof (at its election) at any time after the seventh anniversary of the Closing for a percentage of the stated value of each share of Preferred Stock, plus any accrued and unpaid dividends at such time, as set forth in the Certificate of Designation. On specified dates after the seventh anniversary of the Closing as set forth in the Certificate of Designation, the holders of the Preferred Stock shall have the right to redeem all of the outstanding shares of Preferred Stock for cash, shares of our Common Stock or a combination thereof (at the Company’s election, subject to certain conditions) to be determined by the formula set forth in the Certificate of Designation. Upon the occurrence of a Change of Control (as defined in the Certificate of Designation), the holders will have the right to redeem their shares of Preferred Stock for cash at a price set forth in the Certificate of Designation. The holders of the Preferred Stock shall have the right to vote on matters submitted to a vote of the Common Stockholders on an as-converted basis unless required by applicable law.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data is qualified by reference to and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and the consolidated financial statements and the related notes incorporated by reference into the accompanying prospectus.

	Year Ended December 31,
(in millions)	2018(*)	2017(*)	2016(*)
Statement of income data:
Net revenues (**)	$1,439.7	$1,216.5	$844.4
Cost of net revenues	(742.6)	(496.9)	(307.5)
Gross profit	697.0	719.6	536.9
Operating expenses:
Product and technology development	(146.3)	(127.2)	(98.5)
Sales and marketing	(482.4)	(325.4)	(156.3)
General and administrative	(137.8)	(122.2)	(87.3)
Impairment of Long-Lived Assets	—	(2.8)	(13.7)
Loss on deconsolidation of Venezuelan subsidiaries (***)	—	(85.8)	—
Total operating expenses	(766.5)	(663.3)	(355.8)
(Loss)/income from operations	(69.5)	56.3	181.1
Other income (expenses):
Interest income and other financial gains	42.0	45.9	35.4
Interest expense and other financial losses	(56.2)	(26.5)	(25.6)
Foreign currency gains/(loss)	18.2	(21.6)	(5.6)
Net (loss)/income before income tax gain/(expense)	(65.5)	54.1	185.3
Income tax gain/(expense)	28.9	(40.3)	(49.0)
Net (loss)/income	$(36.6)	$13.8	$136.4
(*)	The table above may not total due to rounding.
(**)	The amount incurred in shipping subsidies, which under ASC 606 are netted from revenues when we act as an agent, was $424.8 million and $181.6 million for the year ended December 31, 2018 and 2017, respectively. No shipping subsidies were provided in 2016. Please refer to Note 2 of our audited consolidated financial statements for the year ended December 31, 2018 for additional detail.
(***)	Venezuelan results have been deconsolidated since December 1, 2017, so our 2018 results do not include Venezuelan segment results. Please refer to Note 2 of our audited consolidated financial statements for the year ended December 31, 2018 for additional detail.

	At December 31,
(in millions, except for per share data)	2018	2017	2016
Balance sheet data:
Total assets	$2,239.5	$1,673.2	$1,367.4
Non-current loans payables and other financial obligations	602.2	312.1	301.9
Total liabilities	1,902.8	1,347.4	938.6
Net assets	336.7	325.8	428.9
Common stock	0.05	0.04	0.04
Total equity	336.7	325.8	428.9
Cash dividends declared per share	—	$0.600	$0.600
(Loss)/Earnings per share data:
Basic net/(loss) income available to common stockholders per common share	$(0.82)	$0.31	$3.09
Diluted net (loss)/income per common share	$(0.82)	$0.31	$3.09
Weighted average shares(1):
Basic	44,529,614	44,157,364	44,157,251
Diluted	44,529,614	44,157,364	44,157,251
(1)	Shares outstanding at December 31, 2018 were 45,202,859.
	Year Ended December 31,
(in millions)	2018 (11)	2017 (11)	2016
Other data:
Number of confirmed registered users at end of period(1)	267.4	211.9	174.2
Number of confirmed new registered users during period(2)	55.5	37.7	29.5
Gross merchandise volume(3)	$12,504.9	$11,749.3	$8,048.1
Number of successful items sold(4)	334.7	270.1	181.2
Number of successful items shipped(5)	221.7	150.7	86.5
Total payment volume(6)	$18,455.9	$13,731.7	$7,753.7
Total volume of payments on marketplace(7)	$11,274.5	$9,627.6	$5,627.4
Total payment transactions(8)	389.3	231.4	138.7
Unique buyers(9)	37.4	33.7	27.7
Unique sellers(10)	10.8	10.1	9.4
Capital expenditures	$102.0	$83.5	$84.7
Depreciation and amortization	$45.8	$40.9	$29.0
(1)	Measure of the cumulative number of users who have registered on the MercadoLibre Marketplace and confirmed their registration, excluding Classifieds users.
(2)	Measure of the number of new users who have registered on the MercadoLibre Marketplace and confirmed their registration, excluding Classifieds users.
(3)	Measure of the total U.S. dollar sum of all transactions completed through the MercadoLibre Marketplace, excluding Classifieds transactions.
(4)	Measure of the number of items that were sold/purchased through the MercadoLibre Marketplace, excluding Classifieds items.
(5)	Measure of the number of items that were shipped through our shipping service.
(6)	Measure of the total U.S. dollar sum of all transactions paid for using MercadoPago, including marketplace and non-marketplace transactions.
(7)	Measure of the total U.S. dollar sum of all marketplace transactions paid for using MercadoPago, excluding shipping and financing fees.
(8)	Measure of the number of all transactions paid for using MercadoPago.
(9)	New or existing users with at least one purchase made in the period, including Classifieds users.
(10)	New or existing users with at least one new listing in the period, including Classifieds users.
(11)	Data for 2017 includes Venezuelan metrics up to November 30, 2017, the date of deconsolidation. Please refer to Note 2 of our audited consolidated financial statements for the year ended December 31, 2018 for additional detail. Data for 2018 excludes Venezuelan metrics.

Non-GAAP Measures of Financial Performance

To supplement our audited consolidated financial statements presented in accordance with U.S. GAAP, we use foreign exchange (“FX”) neutral measures as a non-GAAP measure.

This non-GAAP measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. This non-GAAP financial measure should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures.

Reconciliation of this non-GAAP financial measure to the most comparable U.S. GAAP financial measures can be found in the table included below.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance. Specifically, we believe that reconciliation of FX neutral measures to the most directly comparable GAAP measure provides investors an overall understanding of our current financial performance and its prospects for the future. Specifically, we believe these non-GAAP measures provide useful information to both management and investors by excluding the foreign currency exchange rate impact that may not be indicative of our core operating results and business outlook.

The FX neutral measures for 2018 were calculated by using the average monthly exchange rates for each month during 2017 and applying them to the corresponding months in 2018, so as to calculate what our results would have been had exchange rates remained stable from one year to the next. The table below excludes intercompany allocation FX effects. Finally, these measures do not include any other macroeconomic effect such as local currency inflation effects, the impact on impairment calculations or any price adjustment to compensate local currency inflation or devaluations.

The following table sets forth the FX neutral measures for 2018 related to our reported results of the operations for years ended December 31, 2018 and 2017:

	Year Ended December 31, (*)
	As reported			FX Neutral Measures
(In millions, except percentages)	2018	2017	Percentage Change	2018	2017	Percentage Change
Net revenues	$1,439.7	$1,216.5	18.3%	$1,820.7	$1,216.5	49.7%
Cost of net revenues	(742.6)	(496.9)	49.4%	(943.2)	(496.9)	89.8%
Gross profit	697.0	719.6	-3.1%	877.6	719.6	22.0%

Operating expenses	(766.5)	(574.7)	33.4%	(984.0)	(574.7)	71.2%
Impairment of Long-Lived Assets	—	(2.8)	-100.0%	—	(2.8)	-100.0%
Loss on Deconsolidation of Venezuelan Subsidiaries	—	(85.8)	-100.0%	—	(85.8)	-100.0%
Total operating expenses	(766.5)	(663.3)	15.6%	(984.0)	(663.3)	48.3%
(Loss) / Income from operations	(69.5)	56.3	-223.5%	(106.5)	56.3	-289.2%
(*)	The table above may not total due to rounding.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our common stock to decline, and you could lose all or a part of your investment in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND MARKER DATA

Any statements made or implied in this prospectus supplement, the accompanying prospectus, and free writing prospectus we may prepare in connection with this offering or in the documents incorporated by reference in the accompanying prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be evaluated as such. The words “anticipate,” “believe,” “expect,” “intend,” “plan,” “estimate,” “target,” “project,” “should,” “may,” “could,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business, and the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:

•	our expectations regarding the continued growth of e-commerce and Internet usage in Latin America;
•	our ability to expand our operations and adapt to rapidly changing technologies;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	the impact of government and central bank and other regulations on our business;
•	litigation and legal liability;
•	systems interruptions or failures;
•	our ability to attract and retain qualified personnel;
•	consumer trends;
•	security breaches and illegal uses of our services;
•	competition;
•	reliance on third-party service providers;
•	enforcement of intellectual property rights;
•	seasonal fluctuations; and
•	political, social and economic conditions in Latin America.

You should carefully consider the risks specified under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus supplement, the accompanying prospectus and the SEC filings incorporated by reference into the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus contain, and any free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, the growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

USE OF PROCEEDS

All shares of common stock being offered pursuant to this prospectus supplement are being sold by the Company. The aggregate net proceeds to us from the sale of shares of our common stock will be the public offering price of the shares of common stock less underwriting discounts and commissions.

We intend to use the net proceeds from this offering for general corporate purposes.

U.S. FEDERAL TAX CONSIDERATIONS

The following discussion describes material U.S. federal income tax and estate tax consequences of the ownership and disposition of shares of our common stock. This discussion deals only with shares of our common stock held as capital assets by investors who purchase shares of our common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of shares of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of our common stock, certain former citizens or residents of the United States, controlled foreign corporations or passive foreign investment companies, persons holding shares of our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, a partnership or other pass-through entity for U.S. federal income tax purposes, or that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as the gift tax, the Medicare tax on net investment income or estate tax considerations applicable to U.S. Holders as defined below) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the ownership and disposition of shares of our common stock in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our common stock. A non-U.S. beneficial owner for whom income from our common stock is effectively connected with the conduct of a U.S. trade or business is treated as a U.S. Holder for these purposes. A “Non-U.S. Holder” means any beneficial owner of shares of our common stock that is not a U.S. Holder.

Furthermore, this discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations promulgated thereunder, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Tax Consequences to U.S. Holders

Dividends. A distribution paid on shares of our common stock, other than certain pro rata distributions of such shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the shares of our common stock. Any remaining excess will be treated as a capital gain. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Sale, Exchange or Other Taxable Disposition of Common Stock. For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of shares of our common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares of our common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the shares of our common stock. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Tax Consequences to Non-U.S. Holders

Dividends. Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a Non-U.S. Holder, unless the Non-U.S. Holder has furnished a valid Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such payments and the withholding agent does not have actual knowledge or reason to know to the contrary.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in shares of our common stock.

Sale, Exchange or Other Taxable Disposition of Common Stock. Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock.

U.S. Federal Estate Tax. Shares of our common stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of common stock will generally be subject to a 30% U.S. withholding tax on dividends in respect of our common stock if the Non-U.S. Holder is not FATCA compliant, or holds its common stock through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Non-U.S. Holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of a particular intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. We will not pay any additional amounts to holders of our common stock in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules for their investment in our common stock.

Documentation that Non-U.S. Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Non-U.S. Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in our common stock.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS with respect to payments of dividends and in connection with the sale or other disposition of shares of our common stock by certain U.S. Holders and may be filed in connection with the sale or other disposition of shares of our common stock by Non-U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such payments if they do not provide their taxpayer identification numbers to the applicable payor, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of certain information reporting requirements and backup withholding. Any amount paid as backup withholding may be creditable against the beneficial owner’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase and the Company has agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Total

The underwriters and the representatives are collectively referred to as the “underwriters.” The underwriters are offering the shares of common stock subject to their acceptance of the shares from the Company and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $    per share under the public offering price. After the initial offering of the shares of common stock, the underwriters may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to           additional shares of common stock from the Company to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date hereof to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase those shares in approximately the same proportions as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. Goldman Sachs & Co. LLC will act as sole stabilization agent in connection with this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the Company, assuming no exercise and full exercise of the option granted to the underwriters to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by the Company	$	$	$
Proceeds, before expenses, to the Company	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $         .

We and each of our executive officers and directors have entered into lock-up agreements with the underwriters under which they have agreed that, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934) by them or any other securities so owned convertible into or exercisable or exchangeable for shares of our common stock or publicly announce the intention to do any of the foregoing;
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or
•	participate in the filing of any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

i.	the sale of shares of our common stock to the underwriters;
ii.	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing;
iii.	transactions by an executive officer or director relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 is required or voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;
iv.	transfers by an executive officer or director of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock as a bona fide gift;
v.	the filing by us of any registration statement on Form S-8 or a successor form;
vi.	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the 90 day restricted period and (ii) to the extent a public announcement or filing under the Securities Exchange Act of 1934, if any, is required or voluntarily made by or on behalf of us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the 90 day restricted period;
vii.	the transfer or sale by a director or executive officer of our securities by operation of law, such as pursuant to a domestic relations order, pursuant to a will or in connection with a divorce settlement;
viii.	transfers by a director or executive officer of our securities to any immediate family member, trusts for the direct or indirect benefit of such director or executive officer or the immediate family members of such director or executive officer or any of their successors upon death; and
ix.	forfeitures of securities to us by a director or executive officer during the 90 day restricted period only to satisfy tax withholding requirements;

provided, that in the case of any transfer or distribution pursuant to clause (iv), (vii) or (viii) above, each donee, distribute or transferee shall agree to be bound by the lock-up restrictions, subject to the foregoing exceptions; and provided, further, that in the case of any transfer or distribution pursuant to clause (iv),

(vii) or (viii), no filing under Section 16(a) of the Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the 90 day restricted period (and any such filing relating to a transfer or distribution under clause (ix) shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing relates solely to transfers or distributions falling within the category described in the relevant clause).

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

One of the members of our board, Alejandro Nicolás Aguzin, serves as the CEO of the International Private Bank and CEO of J.P. Morgan Asia Pacific, an affiliate of J.P. Morgan Securities LLC, one of the underwriters in this offering.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which or to any person to whom such an offer or a solicitation is unlawful.

Brazil

Brazil. The information contained in this prospectus supplement or in the accompanying prospectus does not constitute a public offering or distribution of securities in Brazil and no registration or filing with respect to any securities or financial products described in these documents has been made with the Comissão de Valores Mobiliários (the “CVM”). No public offer of securities or financial products described in this prospectus supplement or in the accompanying prospectus should be made in Brazil without the applicable registration at the CVM.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), no offer of any shares of our common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares of our common stock is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the representatives and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the representatives and our and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out in this section.

Hong Kong

Each underwriter has represented and agreed that:

(a)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of our common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and
(b)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore)(the “SFA”). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares have not been or may not be circulated or distributed, and the shares have not been or will not be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;
•	where no consideration is or will be given for the transfer;
•	where the transfer is by operation of law;
•	as specified in Section 276(7) of the SFA; or
•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

United Arab Emirates

The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

MercadoLibre, Inc.

Common Stock

We may offer and sell from time to time shares of our common stock, par value $0.001 per share, in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the related prospectus supplement, together with the documents we incorporate by reference, before you invest. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus. This prospectus may not be used to sell our common stock unless accompanied by a prospectus supplement.

We may offer and sell our common stock through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the shares may be offered and sold in the section entitled “Plan of Distribution” beginning on page 11. The prospectus supplement for each offering of our common stock will describe in detail the plan of distribution for that offering.

Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “MELI”. The last reported sale price of our common stock on the NASDAQ on March 8, 2019 was $449.59 per share.

Investing in our common stock involves risks. Please read carefully the section entitled “Risk Factors” on page 6 of this prospectus, the “Supplemental Risk Factors” section, if any, contained in the applicable prospectus supplement and the other information included in and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, using an automatic shelf registration process. Because we used a shelf registration statement, we may, from time to time, sell common stock in one or more offerings. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any free writing prospectus related to the common stock that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “we,” “us,” “our,” or “the Company” are to MercadoLibre, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are available to the public at the SEC’s website at http://www.sec.gov and at our investor relations website, investor.mercadolibre.com.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede it. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference in this prospectus the following information:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including any information “furnished” under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than “filed”, which information is not incorporated by reference herein) prior to the termination of the offerings under this prospectus and any prospectus supplement.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, if applicable, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person, including any beneficial owner, to whom a prospectus is delivered, may obtain a copy of any of the information that has been incorporated by reference in this prospectus, without charge, by written or oral request directed to:

MercadoLibre, Inc.
Attention: Investor Relations
Arias 3751, 7th Floor
Buenos Aires, Argentina, C1430CRG
(+5411) 4640-8000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND MARKET DATA

Any statements made or implied in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus or any prospectus supplement, that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be evaluated as such. The words “anticipate”, “believe”, “expect”, “intend”, “plan”, “estimate”, “target”, “project”, “should”, “may”, “could”, “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business, the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:

•	our expectations regarding the continued growth of e-commerce and Internet usage in Latin America;
•	our ability to expand our operations and adapt to rapidly changing technologies;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	the impact of government and central bank and other regulations on our business;
•	litigation and legal liability;
•	systems interruptions or failures;
•	our ability to attract and retain qualified personnel;
•	consumer trends;
•	security breaches and illegal uses of our services;
•	competition;
•	reliance on third-party service providers;
•	enforcement of intellectual property rights;
•	seasonal fluctuations; and
•	political, social and economic conditions in Latin America.

You should carefully consider the risks specified under the caption “Risk Factors” in any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

We caution you that the foregoing list may not contain all of the forward looking statements made in this prospectus, any accompanying prospectus supplement and the SEC filings incorporated by reference into this prospectus and any accompanying prospectus supplement.

This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus and the documents incorporated and deemed to be incorporated by reference herein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference herein, before making an investment decision.

MercadoLibre, Inc. (together with its subsidiaries “us”, “we”, “our” or the “Company”) is the largest online commerce ecosystem in Latin America based on unique visitors and page views.

Our platform is designed to provide users with a complete portfolio of services to facilitate commercial transactions. We are a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on number of unique visitors and page views. We also operate online commerce platforms in the Dominican Republic, Honduras, Nicaragua, Salvador, Panama, Bolivia, Guatemala and Paraguay.

Through our platform, we provide buyers and sellers with a robust environment that fosters the development of a large e-commerce community in Latin America, a region with a population of over 644 million people and with one of the fastest-growing Internet penetration rates in the world. We believe that we offer technological and commercial solutions that address the distinctive cultural and geographic challenges of operating an online commerce platform in Latin America.

We offer our users an ecosystem of six integrated e-commerce services: the MercadoLibre Marketplace, the MercadoLibre FinTech Solution, the MercadoEnvios logistics service, the MercadoLibre Classifieds service, the MercadoLibre advertising solution and the MercadoShops online webstores solution.

The MercadoLibre Marketplace is a fully-automated, topically-arranged and user-friendly online commerce platform, which can be accessed through our website and mobile app. This platform enables both businesses and individuals to list merchandise and conduct sales and purchases online in a fixed-price format.

MercadoPago is our FinTech solution, designed to facilitate transactions both on and off our marketplaces by providing a mechanism that allows our users to securely, easily and promptly send and receive payments online. Away from our marketplaces, MercadoPago allows merchants to process payments on their websites and mobile apps as well as in their stores through QR and MPOS devices. It also enables users to transfer money in a simple way to each other. Through MercadoFondo, our users are able to invest the stored balance in their MercadoPago accounts at competitive rates and in a simple way. MercadoCredito, our lending solution, allows us to finance merchants’ working capital needs and consumers’ purchases.

Through our MercadoEnvios logistics solution, we offer sellers on our platform technological and operational integration with third party carriers and other logistics service providers, as well as fulfillment and warehousing services. Sellers using our the solution are able to offer a uniform and seamlessly integrated shipping experience to their buyers at competitive prices.

Through our MercadoLibre Classifieds, our online classifieds listing service, our users can also list and purchase motor vehicles, real estate and services in all countries in which we operate. Classifieds listings differ from Marketplace listings as they only charge optional placement fees and never final value fees. Our classifieds pages are also a major source of traffic to our website, benefitting both the Enhanced Marketplace and non-Marketplace businesses.

Our MercadoLibre advertising platform enables businesses to promote their products and services on the Internet. Through this platform, MercadoLibre’s sellers and large advertisers are able to display ads on our webpages.

Additionally, through MercadoShops, our online store solution, users can set-up, manage and promote their own online stores. These stores are hosted by MercadoLibre and offer integration with the rest of the ecosystem, namely our marketplaces and payment services. Users can select between a free model and a subscription-based model for enhanced functionalities and value added services on their store.

MercadoLibre also develops and sells enterprise software solutions to e-commerce business clients in Brazil.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Where You Can Find More Information”. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our common stock to decline, and you could lose all or a part of your investment in our common stock.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the common stock offered hereby for general corporate purposes.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of some of the terms of our capital stock is subject to and qualified in its entirety by reference to Delaware law, our amended and restated certificate of incorporation and by-laws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

General matters

Our authorized capital stock consists of (1) 110,000,000 shares of common stock, par value $0.001 per share, and (2) 40,000,000 shares of preferred stock, par value $0.001 per share.

All of our existing stock is validly issued, fully paid and non-assessable. The discussion set forth below describes the most important terms of our capital stock, our amended and restated certificate of incorporation and our by-laws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and by-laws and the registration rights agreement referred to below, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation law.

Common stock

Set forth below is a brief discussion of the principal terms of our common stock.

Dividend rights

Holders of our common stock are entitled to receive dividends ratably, if as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose. The board of directors may, in its sole discretion, increase or decrease the amount of the quarterly dividend per share, change the frequency with which the dividend is paid or eliminate or reinstate the dividend.

As of January 1, 2018, our board of directors declared the suspension of the payment of dividends to shareholders and we currently do not pay a quarterly dividend on shares of our common stock. All dividends are declared at the discretion of our board of directors and depend on our earnings, our financial condition and other factors as our board of directors, in its sole discretion, may deem relevant from time to time.

Voting rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case any shares of stock above such 20% do not have voting rights. The holders of common stock do not have cumulative voting rights in the election of directors.

Preemptive or similar rights

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Conversion rights

Our common stock has no conversion rights.

NASDAQ listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MELI.”

Preferred stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. We have no shares of preferred stock outstanding.

Anti-takeover effects of the Delaware general corporation law and our amended and restated certificate of incorporation and by-laws

Our amended and restated certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors, including:

Advance notice procedures

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No cumulative voting

The General Corporation Law of the State of Delaware, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation expressly provides that no stockholder shall be entitled to cumulate votes in the election of directors.

No stockholder action by written consent

The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent.

Business combinations under Delaware law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-traded Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless certain conditions are met.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Ability to adopt a stockholder rights plan

Our amended and restated certificate of incorporation provides our board of directors the authority to adopt a stockholder rights plan, which, if adopted, could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Classified board of directors

Our board of directors is classified in three classes, with each class elected every year for a term of three years. This would delay the ability of a majority stockholder to gain majority representation in our board of directors.

Removal of directors

Our stockholders may not remove directors other than for cause, which consists of a declaration of unsound mind by an order of a court of competent jurisdiction, conviction of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or declaration of liability by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s fiduciary duties. If cause exists, a vote of two-thirds of our stockholders is required for such director’s removal.

Amendment to our amended and restated certificate of incorporation and by-laws

Our amended and restated certificate of incorporation and by-laws provide that the anti-takeover provisions therein can only be amended or repealed with a vote of two-thirds of our stockholders. This would make any majority stockholder that does not have a two-thirds majority unable to amend any takeover protections in our amended and restated certificate of incorporation or by-laws and therefore preclude such stockholder from exercising control over our management.

Voting limitations

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case our board of directors may declare that any shares of stock above such 20% do not have voting rights.

Transfer agent and registrar

Computershare serves as the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. (As used under this caption “Plan of Distribution”, the term “securities” means the common stock offered by this prospectus and any applicable prospectus supplement, unless otherwise expressly stated or the context otherwise requires). The securities may be distributed from time to time in one or more transactions, each of which will be described in the applicable prospectus supplement and which may include transactions:

•	at a fixed price or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including (i) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities; (iii) any options under which underwriters may purchase additional securities from us; (iv) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (v) terms and conditions of the offering; and (vi) any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be disclosed in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities from us. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. None of the persons participating in any such offering will be obligated to engage in these transactions and these transactions, if commenced, may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference in this prospectus, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.